As filed with the Securities and Exchange Commission on June 1, 2020

Registration No. 333-212700

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO THE

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WELLESLEY BANCORP, INC.

(exact name of registrant as specified in its charter)

Maryland	45-3219901
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Worcester Street, Suite 300

Wellesley, Massachusetts

(781) 235-2550

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Wellesley Bancorp, Inc.

2016 Equity Incentive Plan

(Full Title of the Plan)

Michael F. Carotenuto Chief Financial Officer Cambridge Bancorp 1336 Massachusetts Avenue Cambridge, MA 02138 (617) 876-5500	Copies to: Richard A. Schaberg, Esq. Les B. Reese, III, Esq. Hogan Lovells US LLP 555 Thirteenth Street, NW Columbia Square Washington, DC 20004 (202) 637-5600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission on July 27, 2016 by Wellesley Bancorp, Inc., a Maryland corporation (“Wellesley”):

Registration Statement on Form S-8, File No. 333-212700, registering 75,000 shares of common stock, par value $0.01 per share, for issuance under the Wellesley Bancorp, Inc. 2016 Equity Incentive Plan.

Pursuant to the Agreement and Plan of Merger, dated as of December 5, 2019, by and among Cambridge Bancorp (“Cambridge”), Wellesley, Cambridge Trust Company and Wellesley Bank, Wellesley merged with and into Cambridge (the “Merger”), with Cambridge as the surviving corporation and successor-by-merger to the Wellesley Bancorp, Inc. 2016 Equity Incentive Plan. The Merger became effective on June 1, 2020.

In connection with the Merger, Wellesley is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold or unissued at the termination of the offering, Wellesley hereby amends the Registration Statement by deregistering all shares that remain unsold or unissued under such Registration Statement.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, Wellesley Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Massachusetts on June 1, 2020.

CAMBRIDGE BANCORP
As successor to Wellesley Bancorp, Inc.

By:	/s/ Michael F. Carotenuto
Name:	Michael F. Carotenuto
Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act.